Exhibit 99.1

On July 22, 2015,The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the second quarter and first half of 2015.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan David Bank RBC Capital Markets John Janedis Jefferies	Peter Stabler Wells Fargo Securities Benjamin Swinburne Morgan Stanley Daniel Salmon BMO Capital Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group second quarter 2015 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you, good morning, and thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to the uncertainties and the cautionary statement that are included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you for joining us this morning as we review our results for the second quarter and first half of 2015. I’ll start out by covering highlights of our performance. Frank will then provide additional detail, and I’ll conclude with an update on our agencies and the tone of business, to be followed by Q&A.
We’re pleased to report another quarter of strong organic revenue as well as profit growth. Organic revenue growth in the quarter was 6.7%. Net acquisitions had a positive impact of 30 basis points, while FX was a negative 5.7%. Notably, FX had essentially no impact on our percentage margin. Total revenue growth was 1.3%.
We saw positive contributions to our top-line performance by a broad range of our creative, marketing services and media offerings. Our digital capabilities, which are embedded across the portfolio and consistently among the best in the industry, were significant drivers of growth for us again this past quarter. Regionally, our largest markets were standouts, as the U.S., AsiaPac and U.K. showed very good growth, with healthcare and tech & telecom the leading client sectors.
Our operating profit in the quarter increased to $216 million, up 10% from a year ago. Operating margin expanded 90 basis points to 11.5%, reflecting leverage on base payroll, benefits & tax and all O&G expenses.

Diluted EPS was $0.29 per share, an increase of 16% compared to last year’s adjusted Q2.
Moving to the first half of the year, organic revenue growth was 6.2%, on top of a strong 5.6% a year ago. For the six months, we posted a 21% increase to operating profit and a 45% increase in diluted earnings per share. This performance continues to lead our industry, and builds on a record of accomplishments in which our people can take great pride.
Turning back to additional color on the quarter, in the U.S., organic growth was 7.7% in Q2, an outstanding result. We had notable growth at most of our agencies, including McCann, FCB, R/GA, Huge, Mediabrands, Deutsch, Mullen, Weber Shandwick and Golin.
Our international organic growth was also very solid at 5.3%, once again driven by our full range of services. By region, we were led by 11.8% growth in AsiaPac, highlighted by continued double-digit increases in India and China. We again saw strong performance in the U.K., which was up 7.9% organically. In Continental Europe, organic growth was 3.6% in the quarter, and 3.6% for the six months as well. LatAm decreased 1.6% organically in the quarter, chiefly due to challenging macro conditions in Brazil, which we had called out for you during our first quarter call.
For the first half of the year, our 6.2% organic growth reflected contributions across all major disciplines, as well as all regions of the world, with the exception being a small decrease in LatAm. First-half operating margin growth was 100 basis points, with leverage on our base payroll, benefits & tax and on office & general expenses.
As we have said previously, cost discipline and margin enhancement continue to be a top priority, and we continue to successfully execute against that objective.
With respect to share repurchase, during Q2 we used $51 million to repurchase 2.4 million shares, while over the trailing 12 months we have utilized approximately $280 million for share repurchases. We had $342 million remaining on our authorization at the end of the quarter. Since instituting our return of capital programs in 2011, we have returned over $2 billion to shareholders in dividends and share repurchases, as well as reduced our dilutive share count by 25%.
In sum, our performance in the quarter and the first half continues to underscore the strong competitive position of our agencies across the full spectrum of advertising and marketing disciplines, in terms of our digital expertise, and in many of the world’s key advertising and media markets.
While economic conditions in some areas of the world present macro headwinds and uncertainties, the overall tone of business remains solid, and we are effectively managing expenses.
At the midway point of the year, we believe we are very well-positioned to exceed our targeted organic growth for 2015. We are therefore upping that target, from the previous 3-4% organic revenue growth to a new range of 4-5% for the full year. Consistent with that, we will look to deliver toward the upper end of our full-year operating margin target of 80-100 basis points improvement over 2014.
At this stage, I’ll turn things over to Frank for additional detail on our results and join you after his remarks for an update on our operating units, to be followed by Q&A.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see an overview of our results, a number of which Michael touched upon:

•
Organic growth was 6.7% in the second quarter, with the U.S. up 7.7% and international growth at 5.3%. In our first half, organic revenue growth was 6.2%, reflecting 7.0% U.S. growth and 5.2% international growth.

•	Q2 operating profit was $216 million, an increase of 10%. Operating profit grew 21% for the first six months.

•	Q2 margin was 11.5%, an improvement of 90 bps compared with last year’s Q2. There was essentially no impact from FX on percentage operating margin compared to last year.

•	Diluted EPS of $0.29 compares to Q2-14 at $0.23 as reported and $0.25 excluding a charge of two cents per share for the early redemption of debt in last year’s second quarter.

•	Q2 average fully diluted shares decreased 2% from last year due to our share repurchase program.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Slide 4 has more detail on our revenue growth.

•	Revenue was $1.88 billion in the quarter, an increase of 1.3%.

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Compared to Q2 2014, the impact of the change in currency exchange rates was significant at negative 5.7%. While the Dollar was stronger against almost all currencies, the most significant changes for our revenue mix were the Euro, the Pound Sterling, the Brazilian Real and the Australian Dollar.

◦	Acquisitions added 30 basis points to revenue.

◦	The resulting organic revenue increase was 6.7%.

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It is worth noting that organic growth was actually higher at 7.5% when excluding the decrease in our pass-through revenues, which occurred mainly in our events business. As we have pointed out previously, lower pass-through revenue is offset dollar-for-dollar by lower pass-through expense, and therefore has no impact on profit.

•	As you can see on the bottom half of this slide:

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At our Integrated Agency Networks, the organic increase was 7.7%. This was led by our global integrated offerings at McCann and FCB, by Deutsch in the U.S., our digital specialists R/GA and Huge and by Mediabrands. IAN’s first-half organic growth was 7.2%.

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At our CMG segment, organic growth was 2.3%, but was mid-single-digits excluding the decrease in pass-throughs that have no profit impact. We had double-digit organic growth at our PR agencies, Weber Shandwick and Golin, which continue to gain market share.

Moving on to slide 5, revenue by region:

•	In the U.S., Q2 organic growth was outstanding at 7.7%, with contributions coming from a very broad cross section of our agencies, disciplines and client sectors.

•	We also had strong performance in the U.K. Organic growth was 7.9%, with notable growth at McCann, FCB, Mullen Lowe and R/GA. Organic growth was 7.1% over the first six months.

•
Continental Europe increased 3.6% organically in the quarter. We had positive contributions from Weber Shandwick, McCann, Mullen Lowe and R/GA. Among our larger national markets, we continued to see very good growth in Spain, and had mid-single-digit growth in France. Germany and Italy also had slight increases. While Q2 is our second consecutive quarter of good growth on the Continent, which is certainly welcome, our bottoms-up market view and macro conditions nonetheless indicate caution for the near term.

•
In AsiaPac, our largest international region, Q2 organic growth was 11.8%. We had double-digital growth in China, India and Singapore, as well as notably strong growth in Australia. Regional performance speaks to the strong positioning across our three global integrated agencies, our media business, our digital specialists and our public relations offerings.

•
In LatAm, our organic decrease was 1.6% in the quarter. The decrease was driven by the increasingly challenged economy in Brazil, partially offset by growth in other markets, such as Argentina and Mexico. As you can see on this slide, our reported revenue decrease includes the effect of sharply weaker local currencies relative to the U.S. Dollar.

•	Our “Other Markets” group, which is made up of Canada, the Middle East and Africa, decreased slightly in the quarter on an organic basis, but is up 3.9% for the six months.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 5.8%.
Moving on to slide 7, our operating expenses:

•
In the second quarter, total operating expenses increased 30 basis points from a year ago, compared with our reported revenue growth of 1.3%. The FX impact to operating expenses was negative 5.7%, as it was on revenues.

•	Underneath our strong margin improvement, the Q2 ratio of salaries & related expenses to revenue was 64.2% this year, compared with 63.2% a year ago.

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The comparison is driven by higher accruals for incentives and other performance-based bonuses, partially offset by leverage on our base payroll, benefits & tax. The decrease in pass-through revenues weighed on the SRS ratio as well, though the effect on our margin is offset in O&G.

◦	Base salaries, benefits & tax were 53.2% of revenue, compared to 53.6% a year ago.

◦	Incentive expense was 3.7% of revenue, compared to 2.7% a year ago.

◦	Our category of “all other” salaries & related expenses was 2.6% of revenue, compared with 2.3% a year ago.

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Total headcount at quarter-end was approximately 48,400, an increase of 4.0% year-on-year. The increase reflects our acquisitions as well as organic hiring in support of growth in areas such as digital, creative and PR, as well as our increases in the U.S., U.K. and AsiaPac.

•	Turning to office & general expenses, on the lower half of the slide: O&G expense was 24.3% of Q2 revenue, compared with 26.2% a year ago, an improvement of 190 basis points.

◦	We had leverage across all of our O&G expense groups: occupancy, professional fees, travel & entertainment and “all other” O&G.

◦	In the quarter, we had a lease buyout credit, in occupancy, which was offset by a net increase in reserves for certain contingencies in “other” O&G.

On slide 8, we show our operating margin history on a trailing-12-month basis. The most recent data point is 10.9%. That’s a 120-basis-points improvement from a year ago.
Turning to the current portion of our balance sheet on slide 9, we ended the second quarter with $856 million in cash and short-term marketable securities. The comparison to December 31 reflects that our cash level is seasonal and tends to peak at year end.
On slide 10 we turn to our second-quarter cash flow:

•	Cash provided by operations was $260 million, compared with $169 million a year ago. That includes $41 million generated from working capital, compared with a use of $24 million in Q2 2014.

•	Investing activities used net $30 million for capital expenditures.

•	Financing activities used $109 million, chiefly for share repurchase, our common stock dividend and payments related to previous acquisitions, somewhat offset by higher short-term borrowings.

•	Our net increase in cash and marketable securities for the quarter was $114 million, compared with a $125 million a year ago.

On slide 11, we show debt deleveraging from a peak of $2.35 billion in 2007 to $1.78 billion at the most recent quarter end.
In summary, on slide 12, the quarter and the first half represent very solid achievements and good progress toward our objectives for the full year. We are seeing growth in areas where we have focused our investment in both people and acquisitions. Our operators are focused on the appropriate cost disciplines and margin expansion. And our balance sheet is an important area that we can continue to deploy for value going forward.
With that, let me turn it back to Michael.

Mr. Roth:
Thank you, Frank.
We’re very pleased with our results, for both the second quarter and the year to-date. In terms of organic revenue growth and margin progress, Q2 showed very good performance, which was once again ahead of that of our peer group. All of our major units and all regions other than LatAm contributed to this outstanding result.
It bears noting that the digital expertise we have embedded throughout the portfolio has been a significant driver of our growth. It’s also worth pointing out that, unlike others in our space, we have largely grown these digital capabilities organically, and they are key to our strong integrated offerings.
We continued to demonstrate disciplined cost management, and we will remain focused on converting at the appropriate levels so as to deliver on our margin improvement target for the year.
Investments in talent, supplemented by strategic acquisitions, should ensure that we maintain the very high level of our professional offerings. We also remain committed to robust capital return programs that can drive further value creation for our shareholders.
Looking forward, the tone of the business remains positive. Clients are committed to investing behind their brands to achieve their business objectives. And the complexity of the marketing landscape represents an opportunity for smart marketers and their agencies. We are capitalizing on this opportunity, as evident in our organic growth to-date this year.
While we saw some signs of strengthening in Continental Europe, we remain cautious in light of political and economic uncertainty in the region. Brazil has also seen a meaningful slowdown, and we will continue to monitor the state of the Chinese economy and adjust our businesses there accordingly.
Our new business pipeline is sound, and we are involved in the full range of opportunities being contested in the marketplace. As you all know, there is a great deal of activity in terms of media reviews. A number of the reviews involve defending existing client business where we are one of multiple incumbents, which means there is both risk and upside for us. We are also pursuing those net new opportunities where we believe we have the most to gain. And we are passing on others due to conflict, or in order to appropriately manage our resources.
The volume of media business that is in play is a function of clients’ continual demand for greater efficiencies, as well as cyclical reviews on the part of some clients. It is also a reflection of the fact that technology is impacting communications planning and media investment decisions.
Before moving to my usual updates on the agencies, I’ll comment on developments at Cannes, which as you all know is the industry’s premier awards competition when it comes to creativity and innovation.
Once again, we were pleased to see outstanding performance from across the portfolio. In terms of awards and points won at Cannes relative to revenue, we continue to be near the top of the industry.

Highlights included R/GA being named “Agency of the Year,” which is a first for a digital agency and a sign of how core digital has become to success in our business. FCB took home a Grand Prix for work done to promote wellness among women in the U.K., and the network had its best-ever performance at Cannes. McCann won four Gold Lions for its groundbreaking “Make-Up Genius” work for L’Oréal. This is a smartphone and tablet app we helped the client develop that incorporates real-time facial recognition and augmented reality, and it has been downloaded over 10 million times since we launched it last year.
Other highlights included The Martin Agency, which won the coveted Film Grand Prix with a very creative approach for pre-roll digital ads for Geico, as well as GGH Lowe Germany, which won 12 Lions with one of the festival’s most awarded campaigns. Other agencies honored included Campbell Ewald, Deutsch, Hill Holliday, Initiative, UM and Weber Shandwick.
In other highlights of Q2 results, we saw continued strong performance at McCann Worldgroup. The quality of the agency’s creative product is high, and integration across disciplines remains a focus. I mentioned the caliber of the digital work that McCann is doing for major clients such as L’Oréal, and it’s also worth noting that MRM, which is an integral part of Worldgroup, is one of the industry’s top digital networks, with offices in over 20 world markets.
Progress at FCB has been steady, with improvements evident in the quality of the creative work, greater consistency in terms of net new business and the development of strong capabilities in shopper and digital marketing. Not only is the agency raising its game, but it’s also becoming an increasingly attractive destination for talent - as was evident in the recent announcement that Susan Credle will be joining as Chief Creative Officer.
At CMG, our award-winning public relations agencies keep winning market share and defining the ways in which digital channels can transform this marketing discipline. Weber Shandwick and Golin have raised the bar, and their sister CMG agencies, from Octagon to Jack Morton and FutureBrand, are also innovating to their respective areas of expertise.
We’ve been saying for some time that the creative firepower of Lowe is something that’s at a premium in today’s world of fragmented media and hard-to-engage consumers, but that the agency needed scale in the U.S. to tap into opportunities with major multinationals. By combining them with Mullen and naming Mullen’s CEO, Alex Leikikh, to lead the merged entity, we believe we’ve made that possible and put the agency on the growth path we need to see from Lowe. Mullen’s offerings are highly creative, as well as digital and accountable, as was evident in their winning the Grand Effie for their largely viral campaign on behalf of American Greetings.
I mentioned the level of new business activity in media earlier, and the team at Mediabrands is fully focused on securing existing relationships and capitalizing on the new client opportunities we are best suited for. The unit is not only performing well in financial terms, but we continue to see the benefits of our investments in Cadreon, our programmatic platform, and AMP, our proprietary data stack. And all our longstanding commitment to media transparency also differentiates us from a number of our competitors.
Our U.S. integrated independent agencies continue to be a source of strength for Interpublic. Mullen’s outstanding offerings are now part of Lowe’s go-to-market proposition. Deutsch continues to be a leader in the marketplace, with exceptional creative and digital capabilities. Along with The Martin Agency, Hill Holliday, Carmichael Lynch and a number of others, our domestic independents provide clients with a breadth of services, including full-fledged digital, UX, analytics and social capabilities.
In terms of digital, R/GA remains the leader in just about every area of innovation that’s defining the future of our business. The recent major win with Verizon was a further confirmation of the strength of their offering. And the accolades for Bob and his team, from Ad Age to Cannes, demonstrate the degree to which technology-enabled marketing is at the center of everything we do.
We’re fortunate to have another agency that’s tracking along a similar growth path in my hometown of Brooklyn, which is where Huge is based, though they now have offices in eight other markets and counting. I mentioned the global success of MRM earlier, and the integration of Profero into Lowe is going well and has played a part in the growth we are seeing from the Lowe network in a number of international markets.
One last observation about the importance of digital expertise: I’ve mentioned previously that some of our peers have approached digital through big, headline-grabbing acquisitions, which have often stayed siloed within those holding companies. Going back quite a few years, we made the strategic decision to grow digital competencies organically within every one of our agencies. This strategy places our integrated marketing solutions at the center of a connected world and continues to be evident in our strong organic growth performance.
The benefits of this approach are evident across the Interpublic Group. We built out Cadreon at Mediabrands, and that is one of the strongest tech platforms in this dynamic space. We’ve invested in top talent at all of our brand agencies. Mullen and Deutsch have outstanding digital skillsets across a range of disciplines, and McCann and FCB are on the same growth path.
The social media and content creation capabilities at Weber Shandwick are second to none: if those were standalone groups, they would be among the world’s largest digital agencies in their respective disciplines. Golin has a strong real-time digital media offering. Recent acquisitions such as Genuine, Prime and Hudson Global will up the digital game of others of our marketing services specialists. And the addition of Profero is adding an important dimension to Lowe’s creative strength.
Turning to the second half of the year, we see some geographic markets that will require monitoring, and we will of course remain vigilant on costs and on the appropriate levels of margin conversion going forward. But our performance for the first six months has been strong on both the top and bottom line.
At this point, we believe that the appropriate organic target for full year 2015 is 4-5% and, given our strong growth performance to date, that we should aim to deliver in the upper range of our operating margin improvement target of 80-100 basis points.
Combined with our Company’s financial strength and commitment to robust return of capital, we’ve been and will continue to be a source of significant value creation. This will allow us to further enhance shareholder value.
With that, I’d like to thank you for your time and support and open the call up for questions.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question comes from the line of Alexia Quadrani of J.P. Morgan. Ma’am, your line is open.
Alexia S. Quadrani, J.P. Morgan:
Thank you. Congratulations on a very impressive quarter here.
My question was on the organic revenue growth outlook for the back half of the year. I don’t want to be greedy - I know it’s been an amazing run for the first half - but if you could give us some more color in terms of how you’re seeing the back half of the year in terms of, is your guidance just to - taking into account that you have to be somewhat conservative, there is still some uncertainty in both Europe and in practically all the markets - or is there some specific headwinds in terms of accounts movement and stuff that we should keep in mind as we think about our estimates for the top line for the back half of the year?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Alexia. It only took us two minutes to get to the question of what our forecast was. [Laughter] We expect as much. Look, obviously, all of the above. There’s a degree of conservancy in there. But as we had said on our previous calls, we expected tailwinds in the first half of the year. And, frankly, we see that leveling off in the second half of the year, partially because our comps are a little different in the second half of the year, and the on-boarding of new clients that we had starts to level off in terms of those comps. Plus we had a little bit of headwinds in terms of some of the client losses. So, obviously, the second half of the year, we’re targeting a little bit pullback on the growth as a result of that impact.
Nonetheless, we’re still confident in our forecast in the 4-5% that we moved - that’s why we moved it in that direction. We always try to do better, but I think that’s a realistic number for us to take into account both the uncertainty that’s out there -
Let me just comment on the media reviews. Most of these media reviews that are taking place, the impact of that won’t be in effect until really 2016. So, to answer your other question, we don’t expect to see an impact on the media side of the business as a result of these reviews until 2016. And hopefully we’ll see positive impact as a result of that.
Ms. Quadrani:
Okay. Just a quick follow up, if I may. On the Euro market, I know you don’t give margins by region, but just if you can talk generally, do you think with the better organic performance we’ve seen in Europe, now two quarters in a row, are you seeing improvement in profitability in that region?
Mr. Roth:
We’re always focusing on improvement. As you know, we had taken a reserve against repositioning Europe to realign the costs with the organic expectations. We never stop looking for margin improvement in Europe. It’s nice to have some organic revenue, but I think we’re being very cautious. We don’t have built into our plan a recovery in Continental Europe. And along with that, we’re managing our costs very carefully. And we hope to see some margin improvement, but Europe continues to be a difficult market for us to expand margins.

And we still view it as a very important market for us. So we’re continuing to invest in new people and talent in there. And we’ve done a few acquisitions there, and we’re seeing positive results. But, margin improvement is a little bit harder to get in Europe than we’re seeing elsewhere in the world.
Ms. Quadrani:
Thank you very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Okay. Our next question comes from the line of Mr. David Bank of RBC Capital Markets. Sir, your line is open.
David Bank, RBC Capital Markets:
Okay, thanks. Thanks for the shout out for Brooklyn there, Michael.
Michael Roth, Chairman of the Board and Chief Executive Officer:
I’ll always remember that, David.
Mr. Bank:
So, June historically has been - I have a couple of questions - the first is, June has historically been kind of a pretty big month for you, and the industry for that matter. And over the past couple of years, that has sometimes driven real volatility around 2Q and your outlook. Can you give us a reflection on June, in particular, and what it’s telling us about your business and the general environment?
A second question is, while you’ve taken the top line up, kind of a step function, the range in operating leverage at margin was pretty narrow to begin with at 80-100 basis points - that’s 20 bps - and you kind of said, so we’ll be at the upper end of that range. My question is, without - there really isn’t like a step function up that matches top line - have we sort of maxed out on operating leverage conversion in that you’re not going to - whether or not the top line kind of materially accelerates from here, and this is a pretty good level - do you, is it possible to sort of start squeezing more operating leverage out incrementally, or have we kind of hit a reasonable run rate? Thanks very much.
Mr. Roth:
All of that. Okay, look, June is - you’re right, you’re correct, June is a big month for us and the industry, and we’re encouraged by what we saw in June across the board, and obviously that’s why we’re more comfortable in moving the organic revenue up to 4-5%. But June doesn’t make a year. And so, we still have some cautionary issues out there, particularly in terms of Europe and South America. So, therefore, we have some level of conservancy in those numbers.
Our margin numbers, we look at it on a full-year basis. So when you look at the six months and what our conversion ratio in the six months - as you know, we look to convert at a 30% ratio, and frankly for this quarter, we didn’t quite make 30% - but we’re comfortable in our range of 80-100 basis points, because the rest of the year we expect to see the impact of the onboarding of the talent that we have in the first half of the year and the revenue coming in in the second half of the year. We never give up trying to expand our margin. And I think it’s a, 30% continues to be a reasonable objective for us to, and for you to, assume in the conversion as we go forward. And using the 80-100 basis point margin improvement, that’s where we get to the targets that we’re driving against. And I think that’s a conservative way for us to look at it.
We wrestled with the issue of what we do with that margin expectation. And we felt that by at least saying we think we’ll be on the high side of that is an indication to you that we believe we have costs under control in terms of managing it. We still have more work to do. And given the levels of revenue that we see, we’re comfortable with that, and we’ll deal with future margin expansion as we put this year behind us.
Mr. Bank:
Okay. Thank you very much.
Mr. Roth:
Great.

Operator:
Thank you. Our next question comes from the line of John Janedis of Jefferies. Sir, your line is open.
John Janedis, Jefferies:
Thanks. Michael, for a long time you’ve talked about acting as an agent for clients and not taking inventory. And, therefore, being transparent and agnostic. I know it’s hard to parse out your growth versus peers, but I was wondering if you’re seeing any benefits in other parts of your digital business or clients giving you more wallet as a result of being more transparent?
Michael Roth, Chairman of the Board and Chief Executive Officer:
I think that’s a fair question, John, and I’ve talk about it a lot, as you noted. One thing is, you can see the difference, in terms of the announced gross versus net, that our competitors are putting out there or soon to put out there, in terms of their future releases. Our only issue of gross versus net reflects the pass-throughs that we see in some of our marketing service businesses. So, you will not see an inflated organic growth number from us as a result of taking inventory into our ownership, in terms of selling it to our clients. So, we believe that continues to be a market distinction for us when we’re dealing with our clients.
Now, whether that makes a big difference or not, I think that it’s still something to be seen, in terms of the reviews that are going on. But I can tell you, anecdotally and specifically, when we have conversations with our clients about that, that all of them indicate that they believe the way we’re approaching this, is an appropriate way to deal with it, and they’re pleased to see the transparency, and the positions we’re taking.
That said, there’s no question that some of our competitors are having success going a different way, and that’s something we’re going to consider, and we always will consider, as we move into 2016. And frankly, if the marketplace doesn’t put a benefit to us, in terms of taking that position versus our competitors, then it’s something we have to look at, in terms of our go-to-market strategy.
But right now, we believe, one, it’s the right thing to do, in terms of dealing with an agnostic position with respect to our clients. We are an advisor, and as an advisor, we find it inherently difficult to be in a conflict position when we are advising them on where they should place their media dollars. And we believe that is the right go-to-market strategy.
If clients, however, feel that as long as they’re getting a savings and they’re getting a benefit in terms of where their media dollars are being spent, and that it doesn’t make a difference, then we’ll take a look at it, but right now we believe it’s making a difference in the marketplace. I cannot tell you that we won this particular pitch, which is what your question is, because of that.
Because these pitches that are going on right now, I know a lot of ink is being spent in terms of making a point that this issue of transparency and rebates is why these reviews are taking place. But actually these reviews are taking place because clients want to make sure that their media dollars are being spent appropriately in terms of efficiency, in the right place and using all the tools and resources that are out there, and they want to make sure that they’re getting best-in-class services. And frankly, if I were a client, I’d be asking the same questions.
So, it’s not down to a pure question of taking inventory or not taking inventory, or transparency or not transparency. It’s everything being considered at one time, and we’re very comfortable with our position, and we lead with that in terms of our go-to-market strategy.
Mr. Janedis:
Thanks. And maybe one quick one for Frank. You haven’t done much on the acquisition front this year. Can you talk about the pipeline, and are the bid-ask spreads in the disciplines you’re pursuing widening?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
The pipeline is robust, John. We’ve got a number of things we hope to close in the next quarter, quarter and a half. Pricing is competitive. And as we’ve spoken before, the model we like to approach is, is try and get to an acquisition before there’s a process. Some agency we’ve worked with on a common client, get to know them, they get to know us: that’s a path to success that’s worked for us. But our corporate development team is working hard, they’re very busy, and you can expect us to close some further transactions in the back half of the year.
Mr. Roth:
Let me just add in terms of our acquisition strategy, and I kind of referred to in my remarks, we don’t look to do big transactions. And we feel that they’re, (a) difficult to integrate, and (b) the price that you pay for that in terms of using your balance sheet, as well as the risk associated with integration, make it a difficult thing to do. That said, some of them are successful, and some aren’t.
Our approach has been quite successful. I use Huge as an example. When we acquired Huge, they had 80-100 people. Now, they have 800-1,000 people on a worldwide basis. There aren’t many of those transactions, but those are the kind of transactions that we look at.
We look at small to medium acquisitions that are in the sweet spot of the areas that we need the expertise, whether it would be digital - which obviously is what everybody is looking at right now - or a geographic area, or it’s a discipline. So, we’ve done a number of transactions in our PR business. Obviously, our PR business is very successful, and we’re certainly gaining market share against our competitors.
So, therefore, when we look at opportunities and acquisitions, if we can bolster their go-to-market strategy, that’s a good thing, and we find transactions that it’s appropriate in. So, don’t expect us to announce a huge transaction on the M&A side. But we are looking on a very careful basis to be within the range, we always say we spend between $100-150 million. We can go up above that a little bit, obviously, if the right transaction comes along, but we’re very careful and disciplined in terms of our acquisitions.
Mr. Janedis:
Thanks for that.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question comes from the line of Mr. Peter Stabler of Wells Fargo Securities. Sir, your line is open.
Peter Stabler, Wells Fargo Securities:
Good morning. Thanks for the question.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning.
Mr. Stabler:
An industry question for you, Michael. As you’re no doubt aware, there’s a narrative out there around intermediation. It’s been out there for 20 years, right?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes.
Mr. Stabler:
Internet companies,10 years ago, were going to take all your business, and then five years ago -
Mr. Roth:
Yep.
Mr. Stabler:
- it was going to be crowdsourcing and YouTube videos, and today’s flavor seems to be technology and in-housing of programmatic and other activities enabling marketers to more cheaply and efficiently produce assets and promote those assets without the help of the agencies. So I guess, I’m just wondering, if you step back and think broadly about the share of marketing services that is going to agency holding companies, do you think it is materially different today than it was five or 10 years ago? And if you look out over the next couple of years, are there things that concern you in terms of looming threats or new competitors, et cetera? Thanks very much.

Mr. Roth:
That’s a fair question, Peter. Yeah, it’s out there. My favorite slide that I show when I make presentations is a headline in The Wall Street Journal that says that the demise of the advertising industry because of all these new technologies, and so on. And then, of course, my next slide is, that quote was 25 years ago.
Look, we have to be on our toes, we have to continue to invest in what works and what clients are looking for, and as long as we can add that value to clients, there’s no need for them to take it in-house or use other services. I think what we’re seeing actually now, because of the distribution of media outlets right now, most of our clients are looking for solutions, because it’s very difficult for them on their own to really go through all of these different outlets on an integrated basis. So, I think the value proposition that we have now is as strong as it’s ever been.
And as long as we have the type, whether it be programmatic buying, whether it be content, whether it be PR, whether it be content creation, all of it, and distribution on a global basis, and we are the only place - and I say we, as an industry - we are the only place where we could bring all of this together, and hopefully on an agnostic basis, to advise our clients where to put their money. So, I think our value proposition right now is as strong as it’s ever been.
And yes, clients are going to look to make sure that we’re doing it efficiently. And it’s no different than when we look at acquisitions: do we choose to grow it organically or buy it? So the buy versus rent argument is out there, and it always is an analysis. And it’s incumbent upon us to show that we have the tools and resources to help our clients. And if we don’t, they’re either going to do it themselves or use some of the other providers. So do I think it’s challenging? Yes. Do I think we’ve stepped up to the plate? Yes. Do I think we have to do more? Of course.
And that’s really what’s driving a lot of these media pitches right now. They want to make sure that they’re getting the best, and so that they can make decisions with respect to how they move their business going forward. And they’re looking to us to provide a solution. And if we can’t do that, they’ll look for other solutions. And that’s no different than it’s been 25 years ago. And we just have to stay ahead of the curve. And I know our competitors, whether it be the tech companies or consulting companies, are trying to have inroads in there, in addition to clients taking it in-house.
But if you - I talked about this in Cannes - the creativity part of this is something that I think we can’t lose sight of. And that is, we do have that secret sauce, as I put it, in terms of bringing that creative aspect for all of these different tools and resources. And we’re the ones who are going to provide that, because this is where the talent wants to be. To work with these clients, whether they be global clients or domestic clients, these creative people are looking to do that, and we provide that.
It’s very difficult for these tech companies or consulting companies to recruit and retain the talent that we have in the organization. If you just look at McCann and FCB in terms of - as well as the rest of our businesses - but when you look at a Rob Reilly or a Susan Credle, or any of the other creative people we have within our organization, those talented people are looking to our industry to use their talent. And it’s tough to get those kind of people and keep them engaged the way we do.
So, I think that the demise of our business is not something that’s going to happen. And it’s just, we just have to remain on our toes to make sure that we continue to invest in people, leverage our creativity expertise, and make sure we have the tools and resources to help our clients.
Mr. Stabler:
Thanks, Mike.

Operator:
Thank you. Our next question comes from the line of Mr. Ben Swinburne of Morgan Stanley. Sir, your line is open.
Benjamin Swinburne, Morgan Stanley:
Just a couple for Frank. Frank, the pass-through revenue that you called out in your prepared remarks, is that all in the U.S., or any geographic color you can give us?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Ben, it’s primarily the U.S. and the U.K.
Mr. Swinburne:
Got it. And then, just going back to this margin question, or our insistence to revisit the margin question. Frank, when you think about the incentive comp, are you guys accruing at a level that needs to go up, because you’ve raised your outlook? Because I know that’s an area in the past when you’ve had a really strong top-line year, you’ve had to ratchet that up as you’ve moved through the quarters.
Mr. Mergenthaler:
I think, especially in the second quarter, Ben, we take - we’re right in the middle of our midyear reviews to look at the full year. A year ago, we had some concerns about the back half of the year, and if you look at our accrual in the second quarter, our incentives was down. This year, we felt more positive about it, so we raised it up. So every quarter, we effectively mark-to-market how we, what we think we’re going to need for the year based upon our current thinking of the year. So, right now, we’re accruing to where we expect to land.
Michael Roth, Chairman of the Board and Chief Executive Officer:
In general, we use 3.5%. And in this quarter, you’re right, we had to catch up. And the reason we had to catch up is not so much the forecast, but our results indicate an improvement that requires us. Of course, a lot of - our incentive comp is based on, a significant part is based on performance, which is what, is where it should be. So, there’s a correlation between our performance and our incentive accrual.
Mr. Swinburne:
Yeah.
Mr. Roth:
And that’s really what you’re seeing right here.
Mr. Swinburne:
And then, congratulations on getting the rating agencies all aligned. I know that was a work in progress. But I wonder if you could just update us on how you think about leverage now going forward? You guys are generating more cash flow than maybe you expected earlier in the year given the top-line strength, and just as we think about the model over the next couple of years, it seems you’ve got a lot of capacity. What’s the right leverage level for the Company in your view?
Mr. Roth:
You know, the right leverage is always a function of the macroeconomics. We want to make sure that we’re well positioned for any surprises that may be out there. Frankly, we learned this the hard way 10 years ago. And we’ve worked very hard - and thank you for acknowledging - to get the investment grade. I guess on a pure numbers basis, you can look at our leverage and see that we’re probably under-levered.
And especially with the investment grade, I know the next part of your question is, are we going to be putting in a commercial paper program and use some of our excess cash? We’re managing our cash flow, our Treasury department, financial, Frank and his organization: we look at this very carefully. And if the opportunity is out there for us to put in a commercial paper program, and it’s beneficial to us, we will do that. And that should free up some opportunity for us to look at return to shareholders, whether it be in the form of dividends or buybacks. We still have plenty left in our buyback authorization: we have over $300 million left, and we intend to use that.
And so, I like the position we’re in right now from a financial order position. And as we get stronger on the macroeconomic environment, then we’ll look at the appropriate leverage. And I think, that’s what we’ve done for years and that’s the way it should be right now. A kneejerk reaction to put on a large amount of debt to buy back shares, for example, which a number of people would argue, I think it’s a short-term play versus a long-term play. But we do look at this, and it’s incumbent upon us to review those transactions with our Board, which we do, and we’ll make a call between buybacks, using our leverage, and dividend distribution. That’s what we owe to our shareholders, and that’s how we view it.
Mr. Swinburne:
Got it. And I just have one last one. Michael, when we look at the performance first half of the year, I think it’s 6% plus organic and more, if you adjust for pass-throughs, I’m trying to reconcile that with the comments from marketers about focus on costs and procurement impact, and the tough global macro. How do you reconcile those things? Are you, do you have all the good clients, or are you taking a lot of share? Or do you think that there is something happening in media buying, in particular, that’s allowing the agencies to really benefit from this shift to digital spending? You guys tend to not talk about how much of your business is digital, and I understand completely why you do that. But could you give us any sense for, just how much that the buying business is changing and whether that’s helping to drive this continued strong top line we’re seeing?
Mr. Roth:
I thought you would have noticed that much of my script was focusing on our digital capability. Frankly, I don’t think we get credit for the strength of our digital offering. So, that’s why we spent so much time in our comments to show our strength in digital.
You’re asking me, which of my children do I like better? I think what our results show, is that we have strong offerings across the board. And our global networks, McCann obviously, is on the front foot and doing very well. FCB, Mullen Lowe, these are very powerful networks on a global basis. And we’re seeing the results of investments we’ve made, restructurings that we’ve done, particularly for example, Mullen Lowe. We brought in new talent at McCann and FCB. And I think we - I don’t think, I know - we’re seeing the results of that. I think McCann is a perfect example, in terms of Harris and his entire team, and the people that he’s been able to bring into McCann, we’re seeing results. And so, that is a very competitive offering in the marketplace. And that’s certainly, along with FCB and Lowe, Mullen Lowe, excuse me, contributing to the growth that we’re seeing, and yeah, in a way we’re taking market share.
That doesn’t mean that our digital offerings, the R/GAs, the Huge, the Profero, the MRMs, all these: we have some silo digital offerings that are frankly double-digit growth. So, they’re helping us a lot.
Our marketing services, Weber Shandwick or Golin, are taking market share. I don’t think there’s any question that we’re seeing that.
And media is a strong performer for us, and we’re very comfortable. We made some personnel changes in media. I think Henry’s putting together a great team. He has extensive experience in media, and it’s helping us in these pitches that we’re involved in now. I’m feeling pretty positive about where we stand in these pitches that are out there. As I said, we’re defending our clients that we have the longstanding relationship, I’m comfortable with that. And in those situations where we’re new to the block, we hope to pick up some additional revenue.
So, I think it’s all of the above is why we’re performing. And, frankly, that’s why investors should be looking at us. It’s not just a one-trick pony. It’s not an overweight in one particular area, whether it be media or whatever - and on a global basis, we’re well distributed in terms of our sources of revenue. So, if you put it altogether, you’ll end up with an organic growth that we have. And that’s what makes a competitive organization, and that’s why we’re feeling good about this particular result that we’re showing, because it’s across the board. It’s not just one particular network or organization or discipline that’s contributing to it.
Mr. Swinburne:
Thank you, guys.
Mr. Roth:
Right.
Mr. Mergenthaler:
You’re welcome.

Operator:
Thank you. Our next question comes from the line of Mr. Dan Salmon of BMO Capital. Sir, your line is open.
Daniel Salmon, BMO Capital Markets:
Hey guys, good morning. Michael, you called out Brazil a couple of times in your prepared remarks and highlighted it for deceleration. Could you just give a little color on that? It’s kind of a funny year there, where you’re coming off this difficult comp with the World Cup, but going into Olympics next year. How much is just disruption around being in between a couple of huge events versus sort of core challenges on the macro side there?

Michael Roth, Chairman of the Board and Chief Executive Officer:
Yeah, I mean last year, I think the last quarter, we were up 7%, and before that we were up double digits, so there is a relatively strong comp in Brazil in particular. But, look, there’s no question that there’s a pullback in Brazil. The huge growth that we’ve seen across the board is just not there, so, we’re concerned about it.
Of course, we had a particular issue in Brazil, that we had to deal with. I’m not going to bury our heads to it, and, frankly, we will be able to put that behind us. And we feel we have, we certainly have that fenced it right now. But it’s a market that is going through a lot of changes down there.
And, so, we’re cautious about it. Fortunately, in LatAm, we’re seeing strength in Mexico, and Argentina, so that offsetting some of the weakness we’re seeing in Brazil. And so for the full year, although we’re down in the quarter, we’re relatively flat, we hope, for the full year.
And I think that really reflects what we’re seeing in the macroeconomic environment. Of course, coming into next year we hope to see a pickup in Brazil, because we do have events coming there. And hopefully, particularly with our marketing service businesses, we can provide some kick to the organic side of the business, but it’s a concern.
The other side of it is, of course, it’s not a major part of our business, and that’s one of the benefits of our global footprint.
Mr. Salmon:
Great. Thank you.
Mr. Roth:
Right.

Operator:
Okay. We have come to the bottom of the hour. Back to you, Mr. Roth, for any closing thoughts.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I thank you all for your support. As you can tell, we’re delighted with our results, but we’re certainly not raising any flags. We have a lot of work ahead of us, and we’ll now go back to putting our heads down and delivering. Thank you very much for your support.
Operator:
This concludes today's conference. You may disconnect at this time

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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF LOSS ON EARLY EXTINGUISHMENT OF DEBT (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended June 30, 2014
	As Reported	Loss on Early Extinguishment of Debt	Ex-Loss on Early Extinguishment of Debt
Income Before Income Taxes	$168.6	$(10.4)	$179.0
Provision for Income Taxes	(65.3)	3.8	(69.1)
Effective Tax Rate	38.7%		38.6%
Equity in Net Income of Unconsolidated Affiliates	0.4		0.4
Net Income Attributable to Noncontrolling Interests	(4.3)		(4.3)
Net Income Available to IPG Common Stockholders	$99.4	$(6.6)	$106.0

Weighted-Average Number of Common Shares Outstanding - Basic	421.1		421.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.0		7.0
Weighted-Average Number of Common Shares Outstanding - Diluted	428.1		428.1

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.24	$(0.01)	$0.25
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.23	$(0.02)	$0.25

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF LOSS ON EARLY EXTINGUISHMENT OF DEBT (Amounts in Millions except Per Share Data) (UNAUDITED)

	Six Months Ended June 30, 2014
	As Reported	Loss on Early Extinguishment of Debt	Ex-Loss on Early Extinguishment of Debt
Income Before Income Taxes	$144.6	$(10.4)	$155.0
Provision for Income Taxes	(63.6)	3.8	(67.4)
Effective Tax Rate	44.0%		43.5%
Equity in Net Income of Unconsolidated Affiliates	0.3		0.3
Net Income Attributable to Noncontrolling Interests	(2.8)		(2.8)
Net Income Available to IPG Common Stockholders	$78.5	$(6.6)	$85.1

Weighted-Average Number of Common Shares Outstanding - Basic	421.9		421.9
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	6.6		6.6
Weighted-Average Number of Common Shares Outstanding - Diluted	428.5		428.5

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.19	$(0.01)	$0.20
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.18	$(0.02)	$0.20